Certified Public Accountants | 280 Kenneth Drive, Suite 100 | Rochester, New York 14623 | 585.427.8900 | EFPRotenberg.com

June 11, 2013

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 6, 2013, to be filed by our former client, Targeted Medical Pharma, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

EFP Rotenberg, LLP